EXHIBIT No. 10.41
GREENE COUNTY BANCSHARES, INC.
CHANGE IN CONTROL PROTECTION PLAN

Participation Agreement
WHEREAS, Greene County Bancshares, Inc. (the “Company”) sponsors and maintains the Greene County Bancshares, Inc. Change in Control Protection Plan (the “Plan”), and has executed this agreement (the “Participation Agreement”) in order to offer William C. Adams (the “Employee”) the opportunity to participate in the Plan;
WHEREAS, the Employee has received a copy of the Plan (which also serves as its summary plan description); and
WHEREAS, the parties acknowledge that capitalized terms not defined in this Participation Agreement shall have the meaning assigned to them in the Plan; and
WHEREAS, the Employee understands that participation in the Plan requires that the Employee agree irrevocably to the terms of the Plan and the terms set forth below; and
WHEREAS, the Employee has had the opportunity to carefully evaluate this opportunity, and desires to become a “Participant” in the Plan under the conditions set forth herein.
NOW, THEREFORE, the parties hereby AGREE as follows:
1. If, while the Plan is in effect, the Employee incurs a Covered Termination, the Company shall pay the Employee a Change in Control Benefit equal to 1.99 times the Employee’s “base amount” within the meaning of Section 280G(b)(3) of the Code and associated regulations.
2. In consideration of becoming eligible to receive the benefits provided under the terms and conditions of the Plan, the Employee hereby waives any and all rights, benefits, and privileges to which the Employee is or would otherwise be entitled to receive under —
(a)	any severance agreement that the Employee has entered into with the Company or any of its affiliates; and
(b)
any plan, program, or arrangement under which the Company or any of its affiliates provides severance benefits (excluding any retirement plan, stock-based plan, or other plan that is not a “welfare plan” within the meaning of ERISA).

3. The Employee understands that the waiver set forth in Section 2 above is irrevocable for so long as this Participation Agreement is in effect, and that this agreement and the Plan set forth the entire agreement between the parties with respect to any subject matter covered herein.
4. This Participation Agreement shall terminate, and the Employee’s status as a “Participant” in the Plan shall end, on the first to occur of (i) if before a Change in Control, the Employee’s termination of employment with the Company and its affiliates, (ii) if after a Change in Control, the Employee’s termination of employment for a reason other than a “Covered Termination” as defined in Section 3(b)(i) of the Plan, (iii) the date two years after a Change in Control, and (iv) if before a Change in Control, the date three months after the Company provides the Employee with written notice that this Participation Agreement is being terminated by the Company in its discretion as employer and Sponsor.
5. The Employee recognizes and agrees that execution of this agreement results in enrollment and participation in the Plan, agrees to be bound by the terms and conditions of the Plan and this Participation Agreement, and understands that this Participation Agreement may not be amended or modified except pursuant to Section 10(iii) of the Plan.
ACCEPTED AND AGREED TO this 22nd day of October, 2004.

The “Employee”:	The “Company”:

/s/ William C. Adams	By:	/s/ R. Stan Puckett A Duly Authorized Officer